Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made and entered into effective as of February 6, 2008 (the “Effective Date”) by and between Walter C. Rakowich (the “Executive”) and ProLogis, a Maryland real estate investment trust (the “Company”),
WITNESSETH THAT:
     WHEREAS, the Executive is currently employed by the Company in an executive capacity;
     WHEREAS, the Executive and the Company are parties to that certain Employment Agreement dated as of September 19, 2007 (the “Employment Agreement”);
     WHEREAS, the Management Development and Executive Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of the Company has the authority to determine compensation of the Company’s executives; and
     WHEREAS, the Committee has determined that it is appropriate to make certain changes to the Employment Agreement and the Executive has agreed to such changes;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:
     1. Term. The parties agree that the Company will continue to employ the Executive as its President and Chief Operating Officer, and the Executive agrees to continue in the employ of the Company in such capacity, from and after the Effective Date through January 1, 2009 (the “Agreement Term”).
     2. Performance of Services. The Executive’s employment with the Company shall be subject to the following:
(a)	During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as the President and Chief Operating Officer of the Company.
(b)	The Executive shall report to the Chief Executive Officer of the Company. The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Chief Executive Officer of the Company. The Executive’s duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board; provided, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of the President and Chief Operating Officer of the Company. The Executive shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.

(c)	Notwithstanding the foregoing provisions of this paragraph 2, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not in the judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall not serve on the board of any for profit business, or hold any other position with any business, without the consent of the Board.
(d)	For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).
     3. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:
(a)	The Executive shall receive, for the Agreement Term, a minimum base salary (the “Base Salary”) and minimum target bonus (“Target Bonus”) equal to his base salary and target bonus as in effect immediately prior to the Effective Date, which amounts were $630,000 Base Salary and $840,000 Target Bonus. For calendar year 2007, the Executive will receive an actual annual bonus that, as a percentage, is the same as awarded to other senior executives for the applicable period. For calendar year 2008, the Executive will receive an actual annual bonus that is equal to his Target Bonus.
(b)	As of September 19, 2007, the Executive was awarded 100,000 restricted share units (“RSUs”) under the ProLogis 2006 Long-Term Incentive Plan (the “Incentive Plan”), which RSUs shall vest on the “Vesting Date” specified below:

Vesting Date	Number of Units
December 31, 2008	25,000
December 31, 2009	37,500
December 31, 2010	37,500
(c)	The Executive shall not be entitled to a grant of Long-Term Compensation for calendar year 2008. For purposes of this Agreement, “Long-Term Compensation” means, collectively, contingent performance shares, stock options and share units.
(d)	Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be eligible to participate in the Company’s employee benefit plans, programs, policies and arrangements to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other similarly situated senior management employees. However, the Company shall not be required to provide a benefit under this subparagraph 3(d) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this subparagraph 3(d), to the extent determined to be necessary or appropriate by the Company.

(e)	The Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Company’s business. The Company will reimburse the Executive for all reasonable expenses so incurred in accordance with the normal practices of the Company during his employment with the Company; provided, however, that, the reimbursement of any such expenses that are taxable to the Executive shall be made on or before the last day of the year in which the expense was incurred, the amount of the expenses eligible for reimbursement during one year will not affect the amount of expenses eligible for reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.
(f)	Each award of Long-Term Compensation that has been granted to the Executive under the Incentive Plan (or the ProLogis 1997 Long-Term Incentive Plan (the “1997 Plan”)) and that is outstanding on the Effective Date (each an “Existing Award”) shall provide (or, if applicable, shall be amended to provide) and each award of Long-Term Compensation that is granted to the Executive under the Incentive Plan on or after the Effective Date (“New Awards”, with Existing Awards and New Awards sometimes being referred to below collectively as “Awards”) shall provide as follows as of the Effective Date or, with respect to a New Award, the date on which the New Award is granted:
(i)	If the Date of Termination occurs during the Agreement Term (other than by the Company for reasons other than for Cause or resignation by the Executive on account of Constructive Discharge), any portion of the Awards that are not vested as of the Date of Termination shall be forfeited as of the Date of Termination and the Executive shall have no further rights under or with respect thereto.

(ii)	If the Date of Termination occurs after the Agreement Term or during the Agreement Term by the Company for reasons other than for Cause or by resignation by the Executive on account of Constructive Discharge, any Award that is not then vested shall continue to vest in accordance with its terms as though the Executive had remained as an employee of the Company until such Award is fully vested.

(iii)	To the extent applicable and to the extent vested, each Award shall remain exercisable through the Expiration Date, which shall be amended in each Existing Award and shall be defined in each New Award as the ten year anniversary of the date of grant, unless the Date of Termination is for Cause or resignation by the Executive other than for Constructive Discharge in which case the Expiration Date shall be that defined in the Incentive Plan or the 1997 Plan, as applicable.

(iv)	Notwithstanding the foregoing provisions of this paragraph 3(f), if, within one year following the Date of Termination, the Executive breaches the provisions of paragraph 8 or subparagraph 9(b) or if, within two years following the Date of Termination, the Executive breaches the provisions of subparagraph 9(a), any Awards that are not vested upon the date of such breach shall be forfeited and the Executive shall have no further rights under or with respect thereto.
     4. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in subparagraphs 4(a) through 4(f):
(a)	Death. The Executive’s employment hereunder will terminate upon his death.
(b)	Permanent Disability. The Company may terminate the Executive’s employment during any period in which he is Permanently Disabled. The Executive shall be considered “Permanently Disabled” during any period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, and such condition is expected to be permanent, as determined by the Board.
(c)	Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean in the reasonable judgment of the Board (i) the willful and continued failure by the Executive to substantially perform his duties with the Company or any subsidiary after written notification by the Company or subsidiary, (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company or any subsidiary, monetarily or otherwise, or (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action was in the best interest of the Company or subsidiary.
(d)	Constructive Discharge. If (I) the Executive provides written notice to the Company of the occurrence of Good Reason (as defined below) within 90 days after the Executive first has knowledge of the circumstances constituting Good Reason, which notice specifically identifies the circumstances which the Executive believes constitute Good Reason; (II) the Company fails to notify the Executive of the Company’s intended method of correction within 30 days after the Company receives the notice and fails to correct such circumstances within 60 days after the Company receives the notice, or the Company fails to correct the circumstances within 30 days after such notice; and (III) the Executive resigns within 90 days after the latest of (A) the date of the Company’s response to the Executive’s notice, if such notice does not indicate an intention to correct such circumstances, (B) the last day of the correction period if the circumstances have not been corrected by such date, or (C) the date of the Executive’s notice to the Company if the Company does not respond to the Executive’s notice to the Company within 30 days, then the Executive shall be considered to have been subject to a Constructive Discharge by the Company. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following circumstances:
(i)	The material diminution in the Executive’s authority, duties or responsibilities.

(ii)	A material reduction by the Company in the Executive’s Base Salary to an amount that is less than required under subparagraph 3(a).

(iii)	The relocation of the Executive’s base office to an office that is more than 30 highway miles from the Executive’s base office on the Effective Date, which the parties agree would be a material change in the geographic location at which the Executive would be required to perform services.
The Executive’s right to terminate his employment pursuant to this subparagraph 4(d) shall not be affected by his incapacity due to physical or mental illness.

(e)	Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written Notice of Termination (as defined in subparagraph 4(g)), which Notice of Termination shall be effective not less than 30 days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in subparagraph 4(d) are required, the procedures of this subparagraph 4(e) may not be used in lieu of the procedures required under subparagraph 4(d).
(f)	Termination by Company. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this subparagraph 4(f), provided that termination of the Executive’s employment by the Company shall be deemed to have occurred under this subparagraph 4(f) only if it is not for reasons described in subparagraph 4(b), 4(c), 4(d), or 4(e).
(g)	Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to subparagraph 4(a)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(h)	Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company and the Subsidiaries, provided that the Executive’s employment is terminated in accordance with the foregoing provisions of this paragraph 4.

(i)	Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board or the board of trustees or board of directors any of the Subsidiaries, or holds any other position with the Company and the Subsidiaries (other than the position described in subparagraph 2(a)), the Executive shall resign from all such positions as of the Date of Termination.
     5. Rights Upon Termination. The Executive’s right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 5:
(a)	If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:
(i)	The Executive’s Base Salary (to the extent not previously paid) for the period ending on the Date of Termination.

(ii)	Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time.

(iii)	If the Date of Termination occurs after the end of a performance period and prior to the payment of the Target Bonus (as described in subparagraph 3(b)) for the period, the Executive shall be paid such bonus amount at the regularly scheduled time.

(iv)	Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.
Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination.

(b)	If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(a) (relating to the Executive’s death), subparagraph 4(b) (relating to the Executive’s being Permanently Disabled), subparagraph 4(c) (relating to the Executive’s termination for Cause), subparagraph 4(e) (relating to the Executive’s resignation), or if the Executive’s employment with the Company terminates after the end of the Agreement Term then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Executive’s Date of Termination; provided, however that if the Date of Termination occurs as a result of the Executive’s death or on account of the Executive being Permanently Disabled, or in the case of Executive’s death after the Date of Termination but prior to the complete vesting of any Award, then all Awards, to the extent then outstanding, shall be fully vested as of the Date of Termination or death, as the case may be.

(c)	If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(d) (relating to Constructive Discharge) or subparagraph 4(f) (relating to termination by the Company without Cause), then, in addition to the amounts payable in accordance with subparagraph 5(a), the Company shall pay or provide to the Executive the following payments and benefits (collectively, the “Severance Benefits”):
(i)	The Executive shall receive from the Company for the period (the “Severance Period”) from the Date of Termination continuing through the end of the Agreement Term, or, if later, the six-month anniversary of the Date of Termination, the Base Salary amount described in subparagraph 3(a), as in effect on his Date of Termination, which amounts shall be in accordance with the Company’s normal payroll practices, as well as any portion of the Executive’s actual bonus for the Agreement Term as determined in accordance with Paragraph 3(a) that has not yet been paid, which bonus shall be paid at such times as such annual bonuses are paid to other similarly situated executives. The Severance Period, and the Company’s obligation to make payments under this clause (i) shall cease with respect to periods after the earlier to occur of the date of the Executive’s death, or a date, if any, of the breach by the Executive of the provisions of paragraphs 8 or 9 of this Agreement.

(ii)	Continuation of coverage for the Severance Period under the employee benefit plans and arrangements of the Company in which the Executive was participating at the time of his termination of employment; provided that in no event shall the benefits provided (or made available) with respect to any plan or arrangement under this clause (c)(ii) be materially less favorable to the Executive than the benefits most favorable to the Executive that are provided (or were available) during the one-year period prior to such termination of employment. To the extent applicable, in determining the amount of benefits to which the Executive is entitled under this clause (c)(ii), it shall be assumed that the Executive shall continue to be entitled to the Base Salary that he was receiving immediately prior to the termination, and the bonus for the year prior to the year in which the termination occurs. If the Company reasonably determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, then, in lieu of providing benefits under any such plan, the Company shall make payments to the Executive equal to the reduction in funding cost resulting from the Executive’s exclusion from such plan, which payments shall be made no later than March 15 of the year following the Executive’s Date of Termination in a lump sum and shall fully satisfy any obligation of the Company to continue benefits under such plans; provided that the Company shall not be permitted to provide substitute benefits under this clause (c)(ii) with respect to medical insurance, life insurance or disability benefits.

(iii)	All Awards, to the extent then outstanding, shall be fully vested as of the Date of Termination.

(d)	Notwithstanding any other provisions of this Agreement, no Severance Benefits will be paid or provided under this Agreement unless and until (i) the Executive executes a release of claims against the Company in a form prepared by the Company and agreed to by the Executive in his reasonable discretion (the “Release”), which Release shall be executed no later than 30 days after the Date of Termination, and (ii) as of the seventh day following the Executive’s execution of the Release, the Release is not revoked. If the requirements set forth in subparagraphs (i) (the “consideration requirements”) and (ii) (the “revocation requirements”) are not satisfied, the Executive shall have no rights to or with respect to any Severance Benefits under this Agreement. Any Severance Benefits that are not paid or provided pending satisfaction of the consideration requirements and/or revocation requirements but that would otherwise have been paid or provided pursuant to this Agreement had those requirements been satisfied on the Date of Termination shall be paid or provided on the tenth day following the last day of the revocation period.
(e)	Except as may be otherwise specifically provided in an amendment of this subparagraph 5(e) adopted in accordance with paragraph 16, the Executive’s rights under this paragraph 5 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Subsidiary or any other, similar arrangement of the Company or any Subsidiary providing benefits upon involuntary termination of employment, other than the benefits provided by the Executive Protection Agreement between the Executive and the Company. Notwithstanding any other provision of this Agreement, in the event that the Executive becomes entitled to benefits under the Executive Protection Agreement, the Executive shall not be entitled to any benefits under this Agreement on account of his termination of employment with the Company and the Subsidiaries but rather all such benefits shall be provided in accordance with the terms of the Executive Protection Agreement.
(f)	If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(d) (relating to Constructive Discharge) or subparagraph 4(f) (relating to termination by the Company without Cause), or if the Executive’s employment with the Company terminates after the end of the Agreement Term then, in addition to the amounts payable in accordance with subparagraph 5(a) and (c), if the Executive and/or his dependents timely elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active similarly situated employees who receive the same type and level of coverage (for example, coverage for dependents) for so long as the Executive and/or his dependents are eligible for such COBRA continuation of coverage (“Benefit Continuation Period”). The remaining balance of any premium costs shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive and/or his dependents remain eligible for COBRA continuation. If the Executive breaches the provisions of paragraphs 8 or 9 of this Agreement, the Benefit Continuation Period, and the Company’s obligation to make payments under this clause shall cease with respect to periods after the Executive’s breach of the provisions of paragraphs 8 or 9 of this Agreement.

     6. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 6, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination providing for the Executive’s resignation, or delivery by the Company of a Notice of Termination providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.
     7. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.
     8. Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:
(a)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its Subsidiaries, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.
(b)	To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.
(c)	Nothing in the foregoing provisions of this paragraph 8 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Subsidiaries, knowledge which was acquired by him during the course of his employment with the Company and the Subsidiaries, and which is generally known to persons of his experience in other companies in the same industry.

(d)	For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following his Date of Termination (regardless of whether consultation is pursuant to paragraph 10).
(e)	This paragraph 8 shall not be construed to unreasonably restrict the Executive’s ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement in accordance with paragraph 23. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this subparagraph 8(e) the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.
     9. Noncompetition. During the Restricted Period (as defined below) the Executive will not, without the Company’s prior written consent (which consent shall not be unreasonably withheld), directly or indirectly, for the Executive’s own account or for or on behalf of any other person or entity, whether an officer, director, employee, partner, consultant, or otherwise:
(a)	engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business or entity which is Competitive with the Company (as defined below) or purchase any property which could reasonably be used to provide or develop a business that is Competitive with the Company; or

(b)	solicit or attempt to hire or employ, in any fashion (whether as an employee, independent contractor or otherwise), any employee of the Company or the Subsidiaries, or solicit or induce, or attempt to solicit or induce, any of the Company’s or the Subsidiaries’ employees to terminate their relationship with the Company and/or the Subsidiaries; provided, however, that this subparagraph shall not be applicable to, and the Executive shall not be in breach of this Agreement, if such solicitation or inducement is by an entity or individual with whom the Executive is affiliated if the Executive was not directly involved with such solicitation or inducement.

For purposes of this Agreement:

(i)	The term “Restricted Period” means, the period during which the Executive is employed by the Company and the period following the Date of Termination and ending on the second anniversary of the Date of Termination.

(ii)	A business or entity shall be considered “Competitive with the Company” if it engages in any of the businesses in which the Company or any of its affiliates engages, including the business of providing distribution facilities or services, the acquisitions of properties for such purpose and the design of business strategies for such purpose. For purposes of the portion of the Restricted Period following the Executive’s Date of Termination, the businesses in which the Company or any of its affiliates engages shall be determined as of the Executive’s Date of Termination.

(iii)	For the portion of the Restricted Period commencing on the Executive’s Date of Termination and ending on the first anniversary thereof, a business entity shall be considered “Competitive with the Company” (as defined in clause (ii) above) for purposes of this Agreement if it (A) builds industrial warehouses or acquires property for purposes of developing industrial warehouses or (B) if it builds anything other than industrial warehouses or acquires property for purposes of developing anything other than industrial warehouses and the Executive’s investment in such business or entity equals or exceeds $10,000,000 with respect to any one transaction or $20,000,000 in the aggregate for all transactions. For the portion of the Restricted Period following the Executive’s Date of Termination and notwithstanding the preceding sentence, a business entity shall be considered “Competitive with the Company” only if it owns industrial distribution facilities with a value that exceeds $2,000,000,000 on the date on which the Executive becomes involved with such entity and the Executive is providing services specifically related to the industrial distribution business.
     10. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive’s Date of Termination, the Executive will assist the Company and the Subsidiaries in defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and the Subsidiaries (“Proceedings”). The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any Subsidiary. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and reasonable legal expenses; provided, however, that such expenses shall be reimbursed no later than March 15 of the year following the year in which they are incurred. If the amount of time spent by the Executive fulfilling his obligations under this section exceeds 20 hours, the Company shall pay the Executive an hourly rate for his time in fulfilling his obligations, which hourly rate shall be determined by dividing the Executive’s annual Base Salary when last employed by the Company by 1920, which payments shall be made in accordance with the normal payroll practices of the Company. The Executive shall choose his legal counsel in his reasonable sole discretion. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance, which compensation shall be paid within 30 days after the assistance is performed. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the

Subsidiaries with respect to such investigation. The Executive agrees that the Executive shall testify truthfully in connection with any such Proceeding, shall cooperate with the Company in connection with every such Proceeding, and that the Executive’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such mutually agreeable times and places, as the Company reasonably requests and which do not unduly interfere with the Executive’s other personal and business commitments, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena.
     11. Directors and Officers Insurance. The Executive shall be named as an insured and covered against the same claims and at the same level of insurance under the Directors and Officers insurance purchased by the Company for other senior executives of the Company.
     12. Remedies. The Executive acknowledges that the Company may be irreparably injured by a violation of paragraphs 8 or 9(b) and he agrees that the Company shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief (but not recoupment of any profits previously realized by the Executive relating to any equity awards or otherwise), restraining the Executive from any breach of either paragraphs 8 or 9(b); provided, however, that the Company’s only and exclusive remedy for a breach of subparagraph 9(a) for periods after the Date of Termination shall be the cessation of vesting of any Awards as described in subparagraph 3(f). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
     13. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.
     14. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
     15. Indemnity. The Company indemnify the Executive against and shall pay and advance (to the extent permitted by applicable law) all expenses, including, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings and appeals, amounts paid in settlement by the Executive or on behalf of the Executive, actually incurred by the Executive in connection with any threatened, pending or completed claim, action, suit or proceeding, formal or informal, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Executive as a director, officer, employee or agent of the Company or its affiliates or as serving at the Company’s request as a director, officer, employee, or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise.
     16. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the

Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     17. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of law provisions of any state.
     18. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     19. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
     20. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement.
     21. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or
(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
to the Company:
4545 Airport Way
Denver, CO 80239
Attn:     General Counsel
Fax:       (303) 567-5761
or to the Executive:
5051 South Lafayette Lane
Englewood, CO 80113

All notices to the Company shall be directed to the attention of the General Counsel of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
     22. Dispute Resolution.
(a)	The Executive and Company agree that in the event of any controversy or claim arising out of or relating to the Executive’s employment with and/or separation from Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each party may consult with counsel in connection with such negotiations.
(b)	All controversies and claims arising from or relating to this Agreement that cannot be resolved by good-faith negotiations (“Arbitrable Disputes”) shall be resolved only by final and binding arbitration conducted privately and confidentially in the Denver, Colorado, metropolitan area by a single arbitrator who is a member of the panel of former judges that makes up the Judicial Arbiter Group (“JAG”); any successor of JAG; or, if JAG or any successor is not in existence, any entity that can provide a former judge to serve as arbitrator (collectively, the “Dispute Resolution Service”). The parties understand and agree that this Agreement evidences a transaction involving commerce within the meaning of 9 U.S.C. § 2, and that this Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq.
(c)	To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party by certified mail, return receipt requested, and at the same time submit a copy of the Demand to the Dispute Resolution Service, together with a check payable to the Dispute Resolution Service in the amount of that entity’s then-current arbitration filing fee; provided that in no event shall the Executive be required to pay an arbitration filing fee exceeding the sum then required to file a civil action in the United States District Court for the District of Colorado. The claimant shall attach a copy of this Agreement to the Demand. Within thirty days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the “Response”), and submit a copy of the Response to the Dispute Resolution Service, together with a check for the difference, if any, between the filing fee paid by the claimant and the Dispute Resolution Service’s then-current arbitration filing fee.

(d)	Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, the Dispute Resolution Service shall select the arbitrator, based, if possible, on his or her expertise with respect to the subject matter of the Arbitrable Dispute.
(e)	Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Arbitrable Disputes in accordance with the substantive law of the State of Colorado, federal law as enunciated by the federal courts situated in the Tenth Circuit, and all Colorado and Federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.
(f)	Before the arbitration hearing, Company shall be entitled to at least 2 depositions, including take a discovery deposition of the Executive, and the Executive shall be entitled to take at least two depositions, including a discovery deposition of one Company representative as defined by and in accordance with Federal Rule of Civil Procedure 30(b)(6). Upon the written request of either party, the other party shall promptly produce documents relevant to the Arbitrable Dispute or reasonably likely to lead to the discovery of admissible evidence. The manner, timing and extent of any further discovery shall be committed to the arbitrator’s sound discretion, provided that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 33(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this subparagraph 22(f) or ordered by the arbitrator.
(g)	Within thirty days after the arbitration hearing is closed, the arbitrator shall issue a written award setting forth his or her decision and the reasons therefore. The arbitrator’s award shall be final, nonappealable and binding upon the parties, subject only to the provisions of 9 U.S.C. § 10, and may be entered as a judgment in any court of competent jurisdiction.
(h)	The parties agree that reliance upon courts of law and equity can add significant costs and delays to the process of resolving disputes. Accordingly, they recognize that an essence of this Agreement is to provide for the submission of all Arbitrable Disputes to binding arbitration. Therefore, if any court concludes that any provision of this paragraph 22 is void or voidable, the parties understand and agree that the court shall reform each such provision to render it enforceable, but only to the extent absolutely necessary to render the provision enforceable and only in view of the parties’ express desire that Arbitrable Disputes be resolved by arbitration and, to the greatest extent permitted by law, in accordance with the principles, limitations and procedures set forth in this Agreement.
     23. Legal and Enforcement Costs. The provisions of this paragraph 23 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with either enforcing any and all of his rights under this Agreement or defending against any allegations of breach of this Agreement by the Company:

(a)	The Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred by him in connection with such enforcement or defense.
(b)	The Executive shall submit to the Company, within 30 days of incurring an expense subject to reimbursement pursuant to this paragraph 23, appropriate documentation evidencing that the Executive has incurred the expense and the amount thereof. Within 30 days of receipt of such documentation, the Company shall pay to the Executive (or, at the Executive’s direction, to directly to the Executive’s attorney) any payments that are otherwise to be made pursuant to this paragraph 23.
(c)	The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 23 be reasonable.
(d)	The Executive’s rights to payments under this paragraph 23 shall not be affected by the final outcome of any dispute with the Company; provided, however, that to the extent that the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust or inappropriate, the Executive shall not be entitled to such recovery; and to the extent that such amount have been recovered by the Executive previously, the Executive shall repay such amounts to the Company.
     24. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.
     25. Entire Agreement. Except as otherwise noted herein or in any separation agreement subsequently entered into by the Executive and the Company, this Agreement, including any Exhibit(s) attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the Subsidiaries.
     26. Special Section 409A Rules. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if such payment or benefit is to be paid or provided on account of the Executive’s Date of Termination (or other separation from service):
(a)	and if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Executive’s separation from service, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s separation from service; and
(b)	the determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with section 409A and the guidance issued thereunder.

     IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

/s/ Walter C. Rakowich
Executive ProLogis
By:	/s/ Jeffrey H. Schwartz
Its:	Chief Executive Officer

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